Exhibit 10.5

FIRST PLACE BANK

CHANGE IN CONTROL SEVERANCE AGREEMENT

This Agreement is effective                     , and is entered into between First Place Bank (the “Bank”), a federally chartered savings association, 185 East Market Street, Warren, Ohio 44481, and                                  (“Executive”). This Agreement replaces the Change in Control Severance Agreement between Executive and First Place Bank with the effective date of July 5, 2004.

First Place Financial Corp. (the “Holding Company”) is the holding company for the Bank. By signing this Agreement, the Holding Company agrees to guarantee the obligations of the Bank.

Whereas, the Bank wishes to provide the Executive with certain benefits in event of termination of employment under conditions described below following a change in control of the Bank; and

Whereas, Executive has agreed to continue to serve in the employ of the Bank;

The parties agree as follows:

1. Term of Agreement.

The initial Term of this Agreement shall continue from the above effective date through June 30, 2008. The Term may be extended by the Board of Directors in one-year increments as set forth below.

2. Extension of Term.

Commencing on July 1, 2007, and continuing annually thereafter, the Board of Directors of the Bank (the “Board”) will review this Agreement, the needs of the Bank, and the Executive’s performance. The Board may extend the Term of this Agreement for an additional year or may elect for any reason not to extend the Term. The Board will include the extension or non-extension in the minutes of the Board’s meeting and will notify the Executive of any non-extension.

3. Change in Control followed by Termination of Employment.

Upon occurrence of a Change in Control of the Bank or the Holding Company followed by termination of Executive’s employment within two years following the effective date of the Change in Control, the provisions of Section 5 below shall apply unless the termination is because of death, disability, retirement, or Termination for Cause. Executive may elect to terminate the employment in the event that the Executive suffers any of the following within the two (2) years following the effective date of the Change in Control: (i) any material demotion or reassignment of duties and responsibilities to duties and responsibilities not consistent with Executive’s experience, expertise, and position with the Bank prior to the Change in Control; (ii) any material reduction or removal of title, office, responsibility, or authority; (iii) any material reduction in annual compensation or benefits; (iv) relocation of Executive’s principal office if the relocation increases Executive’s one-way travel distance to the office by more than 50 miles.

4. Definitions.

(A) Change in Control. A “Change in Control” of the Bank or Holding Company shall mean an event of a nature that: (i) would be required to be reported in response to Item 1 of the Current Report on Form 8-K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); or (ii) results in a Change in Control of the Bank or the Holding Company within the meaning of the Home Owners’ Loan Act of 1933, as amended, the Federal Deposit Insurance Act, or rules and regulations of the Office of Thrift Supervision (“OTS”) (or its predecessor agency), as in effect on the date of this Agreement (provided, that in applying the definition of change in control as set forth under the Rules and Regulations of the OTS, the Board shall substitute its judgment for that of the OTS); or (iii) without limitation such a Change in Control shall be deemed to have occurred at such time as (a) any “person” (as the term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of voting securities of the Bank or the Holding Company representing 50% or more of the Bank’s or the Holding Company’s outstanding voting securities or right to acquire such securities except for any voting securities of the Bank purchased by the Holding Company and any voting securities purchased by any employee benefit plan of the Bank or the Holding Company, or (b) individuals who constitute the Board on the date hereof (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least three-quarters of the Directors comprising the Incumbent Board, or whose nomination for election by the Holding Company’s stockholders was approved by a Nominating Committee solely composed of members which are Incumbent Board members, shall be, for purposes of this clause (b), considered as though he were a member of the Incumbent Board, or (c) a plan of reorganization, merger, consolidation, sale of all or substantially all the assets of the Bank or the Holding Company or similar transaction occurs or is effectuated in which the Bank or Holding Company is not the resulting entity.

(B) Termination for Cause. “Termination for Cause” shall mean termination because of Executive’s personal dishonesty, incompetence, willful misconduct, conduct damaging the reputation of the Bank or the Holding Company, any breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or final cease and desist order, or material breach of any provision of this Agreement. Notwithstanding the foregoing, Executive shall not be deemed to have been Terminated for Cause unless and until there shall have been delivered to Executive a Notice of Termination which shall include a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the members of the Board at a meeting of the Board called and held for that purpose (after reasonable notice to Executive and an opportunity for Executive, together with counsel, to be heard before the Board), finding that in the good faith opinion of the Board, Executive was guilty of conduct justifying Termination for Cause and specifying the particulars thereof in detail. Executive shall not have the right to receive compensation or other benefits for any period after the Date of Termination for Cause. During the period beginning on the date of the Notice of Termination for Cause pursuant to Section 6 hereof through the Date of Termination for Cause, stock options and related limited rights granted to Executive under any stock option plan shall not be exercisable nor shall any unvested awards granted to Executive under any stock benefit plan of the Bank, the Holding Company, or any subsidiary or affiliate thereof, vest. At the Date of Termination for Cause, such stock options and related limited rights and such unvested awards shall become null and void and shall not be exercisable by or delivered to Executive at any time subsequent to such Date of Termination for Cause.

5. Termination Benefits.

(A) Sum Payable. Upon the occurrence of a Change in Control, followed by the termination of the Executive’s employment within two years following the Change in Control due to (i) Executive’s election to terminate for reasons described in Section 3 above, or (ii) Executive’s dismissal by the Bank or the Holding Company, the Bank or the Holding Company shall pay Executive, or in the event of his subsequent death, his beneficiary or beneficiaries, or his estate, as the case may be, a lump sum equal to two (2) times Executive’s average annual compensation for the five most recent taxable years that Executive has been employed by the Bank or such lesser number of years in the event that Executive shall have been employed by the Bank for less than five years. Such average annual compensation shall include base salary, commissions, bonuses, any other cash compensation, contributions or accruals on behalf of Executive to any pension and/or profit sharing plan, contributions to any incentive plan, severance payments, retirement payments, director or committee fees, fringe benefits paid or to be paid to the Executive in any such year, and payment of any expense items without accountability or business purpose or that do not meet the Internal Revenue Service requirements for deductibility by the Bank.

(B) Time of Payment. In the event of termination of the employment by the Bank or the Holding Company, the payment shall be made not later than thirty (30) days following the Date of Termination. In the event of Executive’s election to terminate the employment for one or more of the reasons set forth in Section 3 above, the payment shall be made in lump sum not sooner than six (6) months and not later than six (6) months and fifteen (15) days following the Date of Termination.

(C) Regulatory Capital Limitation. In the event that the Bank is not in compliance with its minimum capital requirements, or if payment pursuant to Section (A) above would cause the Bank’s capital to be reduced below its minimum regulatory capital requirements, payment shall be deferred until the earliest date at which the Bank or its successor reasonably anticipates that payment will not cause a capital compliance violation.

(D) Life and Medical Insurance Coverage. Upon the occurrence of a Change in Control of the Bank or the Holding Company followed by termination of Executive’s employment as described in Section 3 above within two years following the Change in Control, other than termination because of death, disability, retirement, or Termination for Cause, the Bank shall cause to be continued for the Executive life and medical insurance coverage substantially equivalent to the coverage maintained by the Bank or Holding Company for Executive prior to his termination, except to the extent such coverage may be changed in its application to all Bank or Holding Company employees on a nondiscriminatory basis. Such coverage and payments shall cease upon the expiration of twenty-four (24) full calendar months following the Date of Termination.

(E) Section 280G. Notwithstanding the preceding paragraphs of this Section 5, in no event shall the aggregate payments or benefits to be made or afforded to Executive under said paragraphs (the “Termination Benefits”) constitute an “excess parachute payment” under Section 280G of the Code or any successor thereto, and in order to avoid such a result, Termination Benefits will be reduced, if necessary, to an amount (the “Non-Triggering Amount”), the value of which is one dollar ($1.00) less than an amount equal to three (3) times Executive’s “base amount,” as determined in accordance with said Section 280G. The allocation of the reduction required hereby among the Termination Benefits provided by the preceding paragraphs of this Section 5 shall be determined by Executive.

(F) Section 409A. The parties intend that payments pursuant to this Agreement either shall not constitute “deferred compensation” or shall otherwise qualify for exemption from excise and other tax penalties applicable under Section 409A of the Internal Revenue Code. If it is determined that any payment(s) under this Agreement would be subject to excise or other tax penalty under Section 409A, the terms of this Agreement shall be amended so that such payments(s) will comply with the requirements of Section 409A and will not be subject to excise or other tax penalty.

6. Notice of Termination.

(A) Form. Any purported termination by the Bank or by Executive in connection with a Change in Control shall be communicated by a written “Notice of Termination” which shall include the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated.

(B) Date of Termination. “Date of Termination” shall mean the date specified in the Notice of Termination (which, in the instance of Termination for Cause, shall not be less than thirty (30) days from the date such Notice of Termination is given); provided, however, that if a dispute regarding the Executive’s termination exists, the “Date of Termination” shall be determined in accordance with Section 6(C) of this Agreement.

(C) Dispute. If, within thirty (30) days after any Notice of Termination is given, the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, by a binding arbitration award, or by a final judgment, order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected) and provided further that the Date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence. Notwithstanding the pendency of any such dispute in connection with a Change in Control, in the event that the Executive is terminated for reasons other than Termination for Cause, the Bank will continue to pay Executive the payments and benefits due under this Agreement in effect when the notice giving rise to the dispute was given (including, but not limited to, his or her current annual salary) and continue him or her as a participant in all compensation, benefit, and insurance plans in which he or she was participating when the notice of dispute was given, until the earlier of: (1) the resolution of the dispute in accordance with this Agreement; or (2) the expiration of the remaining Term of this Agreement. Amounts paid under this Section 6(C) are in addition to all other amounts due under this Agreement and shall not be offset against or reduce any other amounts due under this Agreement.

7. Source of Payments.

It is intended by the parties hereto that all payments provided in this Agreement shall be paid in cash or check from the general funds of the Bank. Further, the Holding Company guarantees such payment and provision of all amounts and benefits due hereunder to Executive and, if such amounts and benefits due from the Bank are not timely paid or provided by the Bank, such amounts and benefits shall be paid or provided by the Holding Company.

8. Effect on Prior Agreements and Existing Benefit Plans.

This Agreement supersedes and cancels the prior Change in Control Agreement between the Bank and Executive. This Agreement shall not affect or operate to reduce any benefit or compensation inuring to Executive of a kind elsewhere provided. No provision of this Agreement shall be interpreted to mean that Executive is subject to receiving fewer benefits than those available to him without reference to this Agreement. Nothing in this Agreement shall confer upon Executive the right to continue in the employ of Bank or shall impose on the Bank any obligation to employ or retain Executive in its employ for any period.

9. No Attachment.

(A) Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to affect any such action shall be null, void, and of no effect.

(B) This Agreement shall be binding upon, and inure to the benefit of, Executive, the Bank, and their respective successors and assigns.

10. Modification and Waiver.

(A) This Agreement may not be modified or amended except by an instrument in writing signed by all parties to this Agreement.

(B) No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

11. Effect of Action Under Holding Company Agreement.

Notwithstanding any provision herein to the contrary, to the extent that payments and benefits are paid to or received by Executive under any Holding Company Agreement between Executive and Holding Company, the amount of such payments and benefits paid by the Holding Company will be subtracted from any amount due simultaneously to Executive under similar provisions of this Agreement.

12. Required Regulatory Provisions.

(A) The Board of Directors may terminate Executive’s employment at any time, but any termination by the Board of Directors, other than Termination for Cause, shall not prejudice Executive’s right to compensation or other benefits under this Agreement. Executive shall not have the right to receive compensation or other benefits for any period after Termination for Cause as defined in Section 4 above.

(B) If Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the Bank’s affairs by a notice served under Section 8 (e)(3) or 8 (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. §1818(e)(3) or (g)(1)), the Bank’s obligations under this contract shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may in its discretion (i) pay Executive all or part of the compensation withheld while the contract obligations were suspended and (ii) reinstate (in whole or in part) any of the obligations which were suspended.

(C) If Executive is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Section 8(e)(4) or 8(g)(1) of the Federal Deposit Insurance Act (12 U.S.C. §1818(e)(4) or (g)(1)), all obligations of the Bank under this contract shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

(D) If the Bank is in default as defined in Section 3(x)(1) of the Federal Deposit Insurance Act, all obligations of the Bank under this contract shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the contracting parties.

(E) All obligations under this contract shall be terminated, except to the extent determined that continuation of the contract is necessary for the continued operation of the Bank: (i) by the Director of the Office of Thrift Supervision (or his or her designee) at the time the Federal Deposit Insurance Corporation enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of the Federal Deposit Insurance Act; or (ii) by the

Director of the Office of Thrift Supervision (or his or her designee) at the time the Director (or his or her designee) approves a supervisory merger to resolve problems related to operation of the Bank or when the Bank is determined by the Director to be in an unsafe or unsound condition. Any rights of the parties that have already vested, however, shall not be affected by such action.

(F) Any payments made to Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon compliance with 12 U.S.C. §1828(k) and any rules and regulations promulgated thereunder.

13. Reinstatement of Benefits Under Section 12(B).

In the event Executive is suspended and/or temporarily prohibited from participating in the conduct of the Bank’s affairs by a notice described in Section 12(B) hereof (the “Notice”) during the term of this Agreement and a Change in Control, as defined herein, occurs, the Bank will assume its obligation to pay and Executive will be entitled to receive all of the termination benefits provided for under Section 5 of this Agreement upon the Bank’s receipt of a dismissal of charges in the Notice.

14. Severability.

If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

15. Headings for Reference Only.

The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement. In addition, references to the masculine shall apply equally to the feminine.

16. Governing Law.

The validity, interpretation, performance, and enforcement of this Agreement shall be governed by the laws of the State of Ohio, but only to the extent not preempted by Federal law.

17. Arbitration.

Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators sitting in a location selected by Executive within fifty (50) miles from the location of the Bank’s main office, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction; provided, however, that Executive shall be entitled to seek specific performance of his right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

18. Payment of Costs and Legal Fees.

All reasonable costs and legal fees paid or incurred by Executive pursuant to any dispute or question of interpretation relating to this Agreement shall be paid or reimbursed by the Bank (which payments are guaranteed by the Holding Company pursuant to Section 7 hereof) if Executive is successful pursuant to a legal judgment, arbitration or settlement.

19. Indemnification.

(A) The Bank shall provide Executive (including his heirs, executors and administrators) with coverage under a standard directors’ and officers’ liability insurance policy at its expense and shall indemnify Executive (and his heirs, executors and administrators) to the fullest extent permitted under Federal law against all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of his having been a director or officer of the Bank (whether or not he continues to be a director or officer at the time of incurring such expenses or liabilities), such expenses and liabilities to include, but not be limited to, judgments, court costs and attorneys’ fees and the cost of reasonable settlements.

(B) Any payments made to Executive pursuant to this Section are subject to and conditioned upon compliance with 12 C.F.R. §545.121 and any rules or regulations promulgated thereunder.

20. Successor to the Bank.

The Bank shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Bank, expressly and unconditionally to assume and agree to perform the Bank’s obligations under this Agreement, in the same manner and to the same extent that the Bank would be required to perform if no such succession or assignment had taken place.

ATTEST:		FIRST PLACE BANK

Steven R. Lewis,
Chief Executive Officer

Date:

ATTEST:		FIRST PLACE FINANCIAL CORP.

(Guarantor)

Steven R. Lewis,
President and Chief Executive Officer

Date:

WITNESS:		EXECUTIVE

Date: